MONY
Life Insurance
Company of America

Signed for MONY Life Insurance Company of America, a stock company, on the Date of Issue.

Administrative Office
1740 Broadway,
New York, NY 10019

Operations Center
One MONY Plaza, PO Box 4830,
Syracuse, NY 13221,
1(800)487-6669

Home Office
2999 North 44th Street, Suite 250,
Phoenix, AZ 85018

/s/ Michael I. Roth
MICHAEL I. ROTH, Chairman

/s/ Samuel J. Foti
SAMUEL J. FOTI, President

/s/ David S. Waldman
DAVID S. WALDMAN, Secretary

Right to Return Policy - This Policy may be returned to us within ten days from the date you receive it by delivering or mailing it to our Administrative Office, a local office of ours, or to any Agent of ours. We will then refund any premium paid. The Policy will be considered never to have been issued. If you return by mail the cancellation will be effective on the date it is postmarked (if properly addressed with postage prepaid).

MONY Life Insurance Company of America will pay the benefits provided in this Policy, subject to all the policy provisions.

Insured:
John Doe
Issue Age: 35
Class:
Standard Class - NonTobacco
Policy Number:       2VULA07670
Policy Date:         01/01/2003
Initial Specified    $250,000
Amount:
Date of Issue:       01/01/2003

Brief Description

This is a FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY AGE POLICY. Specified Amount may be increased or decreased. Net premiums may be allocated to one or more Sub-accounts of the Variable Account or to the Guaranteed Interest Account. If the values have been sufficient to continue the Policy in force: Death Proceeds are payable in event of death of the Insured before the Maturity Age; Cash Value, if any, is payable if Insured is living at the Maturity Age. Death Benefit and Policy values reflect investment results. Flexible premiums until Maturity Age. Nonparticipating (no dividends payable).

Important Notice(s)

This Policy is a legal contract between the Policy Owner and the Company. READ YOUR POLICY CAREFULLY. THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT (OR BOTH) MAY INCREASE OR DECREASE DEPENDING ON INVESTMENT RESULTS. BUT THE DEATH BENEFIT WILL NEVER BE LESS THAN THE SPECIFIED AMOUNT IN FORCE LESS ANY DEBT. SEE DEATH PROCEEDS - DEATH BENEFIT OPTIONS SECTION TO DETERMINE DEATH PROCEEDS.

THE FUND VALUE IN THE VARIABLE ACCOUNT INCREASES OR DECREASES DEPENDING ON INVESTMENT RESULTS. THERE IS NO GUARANTEED MINIMUM FUND VALUE OR CASH VALUE. SEE FUND VALUE, CASH VALUE, SURRENDER AND SUB-ACCOUNT UNIT VALUE SECTIONS.

B3-03                    FLEXIBLE PREMIUM VARIABLE LIFE                   PAGE 1

Table of Contents

    Section                                                                                                   Page

       1.     BENEFITS AND PREMIUMS, CHARGES AND EXPENSES ...................................................   3
              Policy Description; Death Benefit; Riders; Premiums; Specifications And Charges.

       2.     GUARANTEED MONTHLY INSURANCE RATES ............................................................  3A
              Table Of Insured's Attained Age And Corresponding Rate.

       3.     VARIABLE ACCOUNT, THE FUNDS AND SUB-ACCOUNTS ..................................................   4
              Listing Of Sub-Accounts And Funds.

       4.     ABOUT THIS POLICY .............................................................................   5
              An Overview Of Basic Policy Provisions

       5.     WE WILL PAY ...................................................................................   6
              Payment Of Death Proceeds; How Death Proceeds Are Determined.

       6.     PREMIUMS ......................................................................................   6
              Payment Of Premiums, Guideline Premium Limit; Net Premium; Premiums Before Or At
              Delivery; Allocation Of Net Premiums; Scheduled Premiums; Unscheduled Premiums.

       7.     DEATH PROCEEDS-DEATH BENEFIT OPTIONS ..........................................................   8
              Death Benefit Options; Change In Death Benefit Options.

       8.     DEFINITION OF LIFE INSURANCE ..................................................................   9
              Cash Value Accumulation Test; Guideline Premium/Cash Value Corridor Test.

       9.     FUND VALUE ....................................................................................   9
              How Fund Value Is Determined.

       10.    CASH VALUE ....................................................................................  10
              Cash Value Of The Policy.

       11.    TRANSFERS .....................................................................................  10
              Types Of Transfers; Allocation Rules.

       12.    SURRENDER .....................................................................................  11
              Surrender For Cash Value.

       13.    PARTIAL SURRENDER .............................................................................  11
              Partial Surrenders; Surrender Fees; Allocation Rules; Effect On Death Benefit.

       14.    SURRENDER CHARGE ..............................................................................  12
              Surrender Charge; Surrender Charge After Increase In Specified Amount.

       15.    LOANS .........................................................................................  13
              Loan Value; Loan Interest; Allocation Rules

       16.    LOAN ACCOUNT ..................................................................................  14
              Loan Account; Annual Loan Interest Rate; Interest Allocation.

                     FOR INFORMATION OR TO MAKE A COMPLAINT
                      CALL 1-800-487-MONY (1-800-487-6669)
                    OR WRITE TO US AT OUR OPERATIONS CENTER:
                 ONE MONY PLAZA, PO BOX 4830, SYRACUSE, NY 13221

Section                                                                                              Page
    17.     OPTIONAL POLICY CHANGES ................................................................   14
            Increasing And Decreasing The Specified Amount; Changing The Death Benefit
            Option.

    18.     RIGHTS OF OWNER ........................................................................   15
            Owner Of The Policy; Owners Rights.

    19.     BENEFICIARY ............................................................................   15
            Beneficiary Of the Policy; Changing The Beneficiary.

    20.     THE VARIABLE ACCOUNT ...................................................................   16
            Variable Account; Sub-Accounts; Changes To The Variable Account

    21.     SUB-ACCOUNT UNIT VALUE .................................................................   17
            Unit Value Determination.

    22.     THE GUARANTEED INTEREST ACCOUNT ........................................................   17
            Guaranteed Interest Account; Interest Rate Applied To The Guaranteed Interest
            Account.

    23.     MONTHLY DEDUCTION ......................................................................   17
            Monthly Deduction; Determination; Monthly Deduction Allocation.

    24.     GRACE PERIOD ...........................................................................   18
            The Minimum Monthly Premium; Notice Of Insufficient Premium/Value; Length Of
            Grace Period.

    25.     REINSTATEMENT ..........................................................................   19
            Period And Requirements For Reinstatement.

    26.     COST OF INSURANCE ......................................................................   19
            Cost Of Insurance Determination; Amount At Risk.

    27.     INSURANCE RATE .........................................................................   20
            Insurance Rate Determination; Review Of Insurance Rate.

    28.     CONTINUATION OF INSURANCE ..............................................................   20
            Continuation Of Policy If Premium Payments Are Not Continued.

    29.     BASIS OF CALCULATION ...................................................................   21
            Method Of Calculations On File With State Supervisory Official.

    30.     DATES AND POLICY PERIODS ...............................................................   21
            How Dates Are Determined; How Periods Are Measured.

    31.     GENERAL PROVISIONS .....................................................................   21
            The Contract; Statements In Application; Incontestability;
            Misstatement Of Age Or Gender; Suicide Exclusion; Assignment; Policy
            Payment; Relationships Postpone-ment Of Certain Payments Of
            Transfers; Reports; Projection Of Benefits And Values;
            Nonparticipation.

    32.     SETTLEMENT OPTIONS .....................................................................   23
            Election Of A Settlement Option; Settlement Options Available; Minimum Monthly
            Income Table.

            ENDORSEMENTS, IF ANY

            RIDERS, IF ANY

            APPLICATION

PAGE 2A

1. Schedule of Benefits and Premiums, Charges and Expenses

        Benefits and Premiums

         Flexible Premium Variable Life Policy
         Death Benefit Option 2 in Effect
                 Specified Amount in Force                                               $  250,000
                 Guaranteed Monthly Insurance Rates for Initial Specified Amount      see Section 2

         First Premium                                                                   $ 2,500.00
         Scheduled Premiums                                                              $ 2,500.00
                 at 12 Policy Month Intervals Measured From 01/01/2003
         Guideline Premium Limit As of Policy Date                                       $36,257.26
         Minimum Monthly Premium                                                         $   166.67

         Under the terms of the Policy, the scheduled premium shown above may not continue the Policy in force to the Maturity Age even if this amount is paid as scheduled. The period for which the Policy will continue will depend on: the amount of premiums paid; changes in Specified Amount and death benefit options; changes in fund performance, interest credited, expenses, and deductions for the basic benefit and any riders; and whether any partial surrenders and policy loans have been made. However, during the first 3 policy years or the 3 policy years following an increase in Specified Amount (if that increase became effective during the first 3 policy years), we guarantee that the Policy will remain in force even if the Cash Value is insufficient so long as the premiums paid less partial surrenders (excluding their fees) and any Debt at least equal the Minimum Monthly Premium times the number of months the Policy has been in force.

         Minimum Specified Amount: $50,000

         Minimum Annual Interest Rate:
         4% (0.0107%, compounded daily) for that portion of the Fund Value in the Guaranteed Interest Account not being used to secure any debt (See Guaranteed Interest Account - Section 22);
         4% (0.0107%, compounded daily) for that portion of the Fund Value then being used to secure any debt (See Loan Account - Section 16) (Interest higher than 4% is not guaranteed and is subject to change by us.)

         Annual Loan Interest Rate (See Section 15):
         5% during year 1 through 20
         4.25% during year 21 and later (It is anticipated but not guaranteed that this rate may be 4% in years 21 and later. This lower annual rate in years 21 and later reflects a reduction in our margin for future expenses and profits.)

         Monthly Discount Factor (See Section 26): 1.003274

1. Section 1 Continued

       Charges and Expenses

          Transfer Charge:
              Current                                                        $ 0
              (subject to change; see Transfers, Section 11)
              Guaranteed Maximum                                             $25

          Daily Mortality and Expense Risk Charge (See Section 21):

              Guaranteed: .0.000959% (0.35% annually) in all years

              Current: .0.000959% (0.35% annually) during years 1 through 20 .0.000274% (0.10% annually) during years 21 and later

          Sales Charge
              4.00% of each premium received during years 1 through 10, up to $2,000.00
              0.0% of each premium received in excess of that amount during years 11 and later

          Premium Tax Charge
              2.25% of each premium received subject to change based upon changes in applicable state tax laws or cost to the Company.

          Federal Tax Charge
              1.25% of each premium received subject to change based upon changes in applicable federal tax laws or cost to the Company.

          Administrative Charge
              $25.00 per month during year 1
              $7.50 per month during years 2 and later
              (This charge is included in the monthly deduction Monthly Anniversary Day.)

          Monthly Expense Charge
              $20.00 per month during years 1 through 4
              (This charge is included in the monthly deduction Monthly Anniversary Day.)

PAGE 3- CONT.

Section 1 Continued

          Table of Death Benefit Percentages;

          Cash Value Accumulation Test

        Attained Age     Applicable Death     Attained Age     Applicable Death
         Of Insured     Benefit Percentage     Of Insured     Benefit Percentage
         ----------     ------------------     ----------     ------------------

            35               423.2%               68                 156.8%
            36               408.6%               69                 153.3%
            37               395.0%               70                 150.0%
            38               381.9%               71                 146.8%
            39               369.3%               72                 143.8%
            40               357.1%               73                 141.0%
            41               345.5%               74                 138.3%
            42               334.2%               75                 135.9%
            43               323.4%               76                 133.5%
            44               313.0%               77                 131.4%
            45               303.0%               78                 129.3%
            46               293.3%               79                 127.4%
            47               284.0%               80                 125.5%
            48               275.1%               81                 123.8%
            49               266.5%               82                 122.1%
            50               258.2%               83                 120.6%
            51               250.2%               84                 119.2%
            52               242.6%               85                 117.9%
            53               235.2%               86                 116.7%
            54               228.2%               87                 115.5%
            55               221.5%               88                 114.5%
            56               215.1%               89                 113.5%
            57               208.9%               90                 112.5%
            58               203.0%               91                 111.5%
            59               197.3%               92                 110.5%
            60               191.9%               93                 109.4%
            61               186.8%               94                 108.3%
            62               181.8%               95                 107.0%
            63               177.1%               96                 105.8%
            64               172.6%               97                 104.5%
            65               168.4%               98                 103.7%
            66               164.3%               99                 102.6%
            67               160.5%              100                 101.0%

                                                                  PAGE 3 - CONT.

1A. Surrender Charge

          The surrender charge as of the Policy Date for the Initial Specified Amount is $1,280.00. The surrender charge for the Initial Specified Amount is as follows:

      Policy Year              Amount         Policy Year         Amount
      -----------              ------         ----------          ------

            1                $1,280.00              9            $960.00
            2                $1,280.00             10            $800.00
            3                $1,280.00             11            $640.00
            4                $1,280.00             12            $480.00
            5                $1,280.00             13            $320.00
            6                $1,280.00             14            $160.00
            7                $1,280.00        15 and later       $  0.00
            8                $1,120.00

See surrender charge section for the effect of any change in Specified Amount.

Partial Surrender Fee $10.00

PAGE 3- CONT.

2. Guaranteed Monthly Insurance Rates for Initial Specified Amount

    Rates are per $1,000 of Amount at Risk - see Cost of Insurance section.

          Insured's                                Insured's
         Attained Age            Rate             Attained Age             Rate
         ------------            ----             ------------             ----
             35                 0.11000               68                 2.53000
             36                 0.15000               69                 2.80000
             37                 0.16000               70                 3.10000
             38                 0.17000               71                 3.44000
             39                 0.18000               72                 3.84000
             40                 0.20000               73                 4.29000
             41                 0.21000               74                 4.79000
             42                 0.23000               75                 5.33000
             43                 0.25000               76                 5.91000
             44                 0.27000               77                 6.51000
             45                 0.29000               78                 7.15000
             46                 0.31000               79                 7.85000
             47                 0.34000               80                 8.62000
             48                 0.36000               81                 9.50000
             49                 0.39000               82                10.50000
             50                 0.43000               83                11.63000
             51                 0.47000               84                12.86000
             52                 0.51000               85                14.18000
             53                 0.57000               86                15.57000
             54                 0.62000               87                17.00000
             55                 0.69000               88                18.49000
             56                 0.76000               89                20.04000
             57                 0.83000               90                21.69000
             58                 0.92000               91                23.49000
             59                 1.01000               92                25.50000
             60                 1.12000               93                27.96000
             61                 1.23000               94                31.38000
             62                 1.37000               95                36.80000
             63                 1.52000               96                46.59000
             64                 1.69000               97                67.04000
             65                 1.88000               98                83.33000
             66                 2.08000               99                83.33000
             67                 2.30000

                                                                        PAGE 3 A

3. Variable Account, The Funds and Sub-Accounts
See Variable       The Variable Account is MONY America Variable Account L and
Account sec-       includes the Sub-accounts listed below.
tion for further
information        The Sub-accounts available for investment purposes, and the corresponding portfolios of the applicable funds are:

Sub-Accounts                                  Applicable Fund
------------                                  ---------------
[AIM V.I. Basic Value                         AIM Variable Insurance Funds
AIM V.I. Mid Cap Core Equity                  AIM Variable Insurance Funds
Alger American Balanced                       The Alger American Fund
Alger American MidCap Growth                  The Alger American Fund
Dreyfus Small-Cap Stock Index                 Dreyfus Investment Portfolios
Enterprise Equity Income                      Enterprise Accumulation Trust
Enterprise Global Socially Responsive         Enterprise Accumulation Trust
Enterprise Growth                             Enterprise Accumulation Trust
Enterprise Growth and Income                  Enterprise Accumulation Trust
Enterprise Managed                            Enterprise Accumulation Trust
Enterprise Multi-Cap Growth                   Enterprise Accumulation Trust
Enterprise Short Duration Bond                Enterprise Accumulation Trust
Enterprise Small Company Growth               Enterprise Accumulation Trust
Enterprise Small Company Value                Enterprise Accumulation Trust
Enterprise Total Return                       Enterprise Accumulation Trust
Franklin Income Securities                    Franklin Templeton VIP Trust
Franklin Rising Dividend Securities           Franklin Templeton VIP Trust
Franklin Zero Coupon 2010                     Franklin Templeton VIP Trust
Janus Aspen Series Capital Appreciation       Janus Aspen Series
Janus Aspen Series Flexible Income            Janus Aspen Series
Janus Aspen Series International Growth       Janus Aspen Series
Lord Abbett Bond-Debenture                    Lord Abbett Series Fund
Lord Abbett Growth and Income                 Lord Abbett Series Fund
Lord Abbett Mid-Cap Value                     Lord Abbett Series Fund
MFS Mid Cap Growth                            MFS. Variable Insurance Trust(SM)
MFS Total Return                              MFS. Variable Insurance Trust(SM)
MFS Utilities                                 MFS. Variable Insurance Trust(SM)
MONY Government Securities                    MONY Series Fund, Inc.
MONY Long Term Bond                           MONY Series Fund, Inc.
MONY Money Market                             MONY Series Fund, Inc.
Oppenheimer Main Street                       Oppenheimer Variable Account Funds
Oppenheimer Global Securities                 Oppenhiemer Variable Account Funds
PBHG Mid-Cap Portfolio                        PBHG Insurance Series Fund
PBHG Select Value                             PBHG Insurance Series Fund
PIMCO Global Bond                             PIMCO Variable Insurance Trust
PIMCO Real Return                             PIMCO Variable Insurance Trust
PIMCO StocksPLUS Growth and Income            PIMCO Variable Insurance Trust
Van Kampen UIF U.S. Real Estate               The Universal Institutional Funds,
                                              Inc]

3. Variable Account, The Funds and Sub-Accounts

See Variable      The Variable Account is MONY America Variable Account L and
Account sec-      includes the Sub-accounts listed below.
tion for further
information       The Sub-accounts available for investment purposes, and the corresponding portfolios of the applicable funds are:

AIM Variable Insurance Funds, Janus Aspen Series, PBHG Insurance Series Fund and PIMCO Variable Insurance Trust are organized under the laws of Delaware. Lord Abbett Series Fund, MONY Series Fund, Inc., and The Universal Institutional Funds, Inc. are organized under the laws of Maryland. The Alger American Fund, Dreyfus Investment Portfolios, Enterprise Accumulation Trust, Franklin Templeton VIP Trust, MFS. Variable Insurance Trust(SM) and Oppenheimer Variable Account Funds are organized under the laws of Massachusetts. The Alger American Fund, Enterprise Accumulation Trust, Franklin Templeton VIP Trust, Janus Aspen Series, Lord Abbett Series Fund, MFS. Variable Insurance Trust(SM), MONY Series Fund, Inc., Oppenheimer Variable Account Funds, PBHG Insurance Series Fund, and PIMCO Variable Insurance Trust are registered with the Securities and Exchange Commission under the 1940 Investment Company Act as open-end, diversified investment management companies. AIM Variable Insurance Funds, Dreyfus Investment Portfolios, and The Universal Institutional Funds, Inc. are registered with the Securities and Exchange Commission under the 1940 Investment Company Act as open-end management investment companies.

                                                                        PAGE 4 A

4. About this Policy

The following is an overview of some basic policy provisions to aid your understanding. The specific provisions of the Policy are found in the pages following this overview. In the event of a discrepancy between this overview and any specific provisions of this Policy, the specific Policy provisions will control.

This is a Flexible Premium Variable Life to Maturity Age (Age 100) Insurance policy. This Policy goes into effect on the Policy Date. This Policy is a "promise to pay" the Death Proceeds in the event the Insured dies before the Maturity Age, while the Policy is in force. Payment will be made, subject to all the provisions of this Policy, when we receive due proof of death. The Insured is the person on whose life the Policy is based. "Specified Amount in Force" is the Initial Specified Amount, adjusted for any increases or decreases in Specified Amount. The Death Proceeds are paid to the Beneficiary. If the Insured is living at the Maturity Age, while the Policy is in force, we will pay the Cash Value, if any, to the Owner. Maturity Age means the policy anniversary following the Insured's 100th birthday.

The value of this Policy is based on Premiums which you allocate to either the Variable Account and/or the Guaranteed Interest Account. The Fund Value is the combined value of the Variable Account, the Guaranteed Interest Account and the Loan Account BEFORE the deduction of any surrender charge. The Cash Value, if any, is value AFTER the surrender charge and any Debt is deducted. The "Guaranteed Interest Account" is a "fixed" account and is part of our General Account. The Variable Account is an account that is separate from our General Account. The value of the Variable Account can increase or decrease depending on investment experience. The Variable Account is made up of several Sub-accounts (subdivisions) with different investment objectives. Each Sub-account invests only in the shares of its own portfolio of its fund. The measure of value in a Sub-account is called a Unit.

The value of Units in a Sub-account can only change on a Business Day. A Business Day is any day the New York Stock Exchange is open for trading or on any other day there is enough trading to change the Unit value of a Sub-account. Trading refers to the securities held by the portfolio.

A "Monthly Anniversary Day" is the first Business Day of each policy month. Each month, a Monthly Deduction (the cost of insurance, cost of additional benefits, an Administrative Charge and a Monthly Expense Charge) is deducted from the Fund Value.

If, on a Monthly Anniversary Day, additional payments by you are required to keep this Policy in force, we will send a notice of INSUFFICIENT PREMIUM or INSUFFICIENT VALUE to you. A grace period of 61 days will be allowed for payment of the required amount.

When we refer to "I" or "my" in a question, or to "you" or "your" in an answer, we mean the Owner. The Owner is the person who holds the Policy and who has the rights of ownership. The Owner chooses any options the Policy offers. When we refer to "we", "us" and "our" we mean MONY Life Insurance Company of America. "Administrative Office" means our office at 1740 Broadway, New York, NY 10019 and also includes our Operations Center at One MONY Plaza, P.O. Box 4830, Syracuse, NY 13221.

You can read more about the terms used in the summary on the following pages.

"Beneficiary"                                   (see Section 19)

"Cash Value"                                    (see Section 10)

"Death Proceeds"                                (see Section 7)

"Fund Value"                                    (see Section 9)

"Grace Period"                                  (see Section 24)

"Guaranteed Interest Account"                   (see Section 22)

"Monthly Deduction"                             (see Section 23)

"Owner"                                         (see Section 18)

"Specified Amount in Force"                     (see Section 17)

"Units" and "Sub-account unit value"            (see Section 21)

"Variable Account" and "Sub-accounts"           (see Section 20)

5. We Will Pay

What will the Company pay and when will they pay it?

If the Insured dies before the Maturity Age and while this Policy is in force, we will pay the Death Proceeds of this Policy to the Beneficiary. Payment will be made subject to all the provisions of this Policy, when we receive due proof of death at our Administrative Office.

If the proceeds are not paid by the end of 30 days from the date we receive due proof of death of the Insured, we will pay interest on the proceeds if required by the state in which the Policy is delivered at the rate specified by that state. If interest is payable, it will be paid from date of the death to date of payment of proceeds.

Payment in any case will only be made in accordance with all the provisions of this Policy.

If the Insured is living at the Maturity Age, we will pay the Cash Value, if any, to the Owner(s).

Can I extend coverage under this Policy beyond the original Maturity Date?

Yes. Rather than receive payment of the Cash Value, if any, at the Maturity Age, if the Insured is living on the Maturity Date, you may elect to extend coverage beyond that original Maturity Date until the date death proceeds become payable. Your written request must be received by us at our Administrative Office at least 30 days but no more than 90 days before the original Maturity Date.

If I elect to extend the Maturity Date, what will the Death Benefit be immediately after the original Maturity Date?

The death benefit payable upon death immediately after the original Maturity Date will be equal to the Policy's Cash Value as of the original Maturity Date less any monthly deductions due but not paid, multiplied by the applicable death benefit percentage as of the original Maturity Date. The applicable death benefit percentage is as shown in the Policy.

What will the Death Benefit be after the original Maturity Date?

After the original Maturity Date, the death benefit will be the then Cash Value, multiplied by the applicable death benefit percentage as of the original Maturity Date.

Will monthly deductions continue to be made under the Policy after the original Maturity Date?

No. After the original Maturity Date, monthly deductions will no longer be deducted from the Policy's Fund Value, and additional premiums will no longer be accepted.

6. Premiums

Where do I pay premiums?

Premiums after the first may be paid at any time to us at our Administrative Office or through any agent or other person authorized to accept them in exchange for a receipt signed by our Treasurer and by the person receiving the payment.

Is there a limit on premiums?

Yes. Premiums after the first (shown in section 1), are limited as described below. We will not accept any part of a scheduled or unscheduled premium if that part would result in the sum of all premiums paid, less any partial surrenders (including their fees), being in excess of the Guideline Premium Limit, if applicable, that then applies to the Policy.

We reserve the right to reject all or a portion of any scheduled or unscheduled premium if part (b) of either Death Benefit Option 1 or Death Benefit Option 2 is in effect (see Section 7).

The next two questions and answers apply only to policies where the Guideline Premium/Cash Value Corridor Test has been selected as the Definition of Life Insurance.

How is the Guideline Premium Limit determined?

The Guideline Premium Limit that applies to the Policy at any time will never be more than as determined in accordance with Section 7702 of the Internal Revenue Code of 1986 as now or later amended or any further amendment of such Code superseding or modifying that section. The Guideline Premium Limit that applies to the Policy on the Policy Date is shown in Section 1.

Can the Guideline Premium Limit change?

Yes. Changes in the Specified Amount in Force, the Death Benefit Option in effect or an additional benefit provided by rider will change the Guideline Premium Limit. In the event of any such change we reserve the right to reduce the amount of the Policy's Fund Value so that the Guideline Premium Limit that applies to the Policy is not violated. The amount by which we reduce the Fund Value will be refunded to you in cash. We will issue an endorsement to reflect any such change and it will include the revised Guideline Premium Limit that then applies to the Policy.

What is a Net Premium?

A net premium is a premium paid by you, less the Sales Charge, Premium Tax Charge and Federal Tax Charge shown in Section 1.

When must I pay the first premium and will the premium earn interest?

You must pay the first premium before or at delivery of the Policy. The premium will earn interest at a rate not less than the Minimum Annual Interest Rate shown in Section 1. Interest will be credited from the later of the Policy Date and the Business Day that falls on, or next follows, the date we receive it at our Administrative Office until the date we transfer it to the Sub-accounts and/or Guaranteed Interest Account as you have chosen. If you do not accept the Policy at delivery, we will refund any premium paid without interest.

Will any subsequent premiums earn interest during the "Right to Return Policy" Period?

Any premium we receive after delivery of the Policy but before the end of the "Right to Return Policy" period (see page 1) will also earn interest at a rate not less than the Minimum Annual Interest Rate shown in Section 1.

When is this value transferred into the accounts I've chosen?

If you have not returned the Policy, at the end of the "Right to Return Policy" period, we transfer the net premiums with interest less any monthly deductions that may apply to the Sub-accounts and/or the Guaranteed Interest Account as you have chosen. When we do this, we use the most recent valid scheduled premium allocation choice we have from you. If we have no valid scheduled premium allocation choice from you, we will transfer the net premiums with interest, less deductions to the Money Market Sub-account.

After the "Right to Return Policy" period, where are net premiums allocated?

After the "Right to Return Policy" period, we allocate net premiums to the Sub-accounts and/or the Guaranteed Interest Account as chosen by you on the day we receive them if it is a Business Day. If the day we receive the premium is not a Business Day, we allocate it on the next Business Day. When we do this, we use the most recent valid scheduled premium allocation choice we have from you. If we have no valid scheduled premium allocation choice from you, we will allocate the net premiums, less deductions to the Money Market Sub-account.

Are there any allocation rules for scheduled premiums?

Yes, allocations must be made in whole percentages. If a Sub-account or the Guaranteed Interest Account is to receive any allocation, the allocation must be at least 5% of the net premium and, the total must equal 100% of the net premium. We use the most recent valid allocation choice we have from

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you. You may change your allocation choice by writing to us at our
Administrative Office. A change will take effect within 7 days after we receive that notice.

Will I receive any notice regarding scheduled premiums?

Yes, we will send reminder notices to you for the payment of the scheduled premiums shown in Section 1.

Can I change the amount and interval of scheduled premiums?

Yes, you can change the amount and interval of payment of scheduled premiums by writing to us. But the new payment interval must satisfy our rules in use at the time of the change.

Can I make unscheduled premium payments?

Yes, additional premium payments may be made at any time. However, we will not accept any part of an unscheduled premium if that part will result in total premiums paid less any partial surrenders (including their fees) in excess of the Guideline Premium Limit if applicable.

Can I earmark an unscheduled premium for an allocation different from my regular allocation choice?

Yes, you can choose a specific allocation for an unscheduled premium and it will not change your allocation choice for future scheduled premiums. Allocations must be by amount or percentage in whole numbers only. If a Sub-account or the Guaranteed Interest Account is to receive any allocation, the allocation must be at least 5% and the total must equal 100% of the net premium. If you do not give us a specific allocation for the unscheduled premium, or if your allocation choice is not valid, we will use the most recent valid scheduled premium allocation choice we have from you.

7. Death Proceeds - Death Benefit Options

What are the Death Proceeds of the Policy?

The Death Proceeds will be paid to the Beneficiary when we receive due proof of the death of the Insured while this Policy is in force. The Death Proceeds will be the sum of:

--   the Death Benefit; and

-- any Death Benefit provided by any additional benefit rider in force on the date of death.

LESS:

--   any Debt due us on this Policy; and

-- if the death of the Insured occurs during any period for which a monthly deduction has not been made, any monthly deduction that may apply to that period, including the deduction for the month of death.

What is the Death Benefit under Death Benefit Option 1?

If Death Benefit Option 1 is in effect on the date of the Insured's death, the Death Benefit is the greater of:
(a)  the Specified Amount in Force on the date of death; and
(b) the Fund Value on the date of death multiplied by the applicable percentage (see below).

What is the Death Benefit under Death Benefit Option 2?

If Death Benefit Option 2 is in effect on the date of the Insured's death, the Death Benefit is the greater of:
(a) the Specified Amount in Force on the date of death, plus the Fund Value on the date of death; and

                                                                          PAGE 8

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(b) the Fund Value on the date of death multiplied by the applicable percentage
(see below).

What is the applicable percentage?

The applicable percentage varies based on the definition of life insurance test you choose in the application for this Policy. Once the test is chosen, it may not be changed. If the Cash Value Accumulation Test is chosen, the applicable percentages are as shown in Section 1 of this Policy. If the Guideline Premium/Cash Value Corridor Test is chosen, the applicable percentage of the Fund Value used to determine the Death Benefit payable is:

Insured's Attained                      Applicable Percentage of
  Age on date of                               Fund Value
      Death

    40 or under                                   250%

       41-45                             250% less 7% for each year
                                            over attained age 40

       46-50                             215% less 6% for each year
                                            over attained age 45

       51-55                             185% less 7% for each year
                                            over attained age 50

       56-60                             150% less 4% for each year
                                            over attained age 55

       61-65                             130% less 2% for each year
                                            over attained age 60

       66-70                             120% less 1% for each year
                                            over attained age 65

       71-74                             115% less 2% for each year
                                            over attained age 70

       75-90                                        105%

       91-94                             105% less 1% for each year
                                            over attained age 90

       95-99                                        101%

         100                                        101%

Under what circumstances will the Death Benefit Option change automatically?

If a Waiver of Monthly Deduction Benefit rider or a Waiver of Specified Premium rider is part of this Policy, and if Death Benefit Option 1 is in effect, it will automatically change to Death Benefit Option 2 under the terms and conditions explained in that rider.

8. Definition of Life Insurance Test

What criteria does the Internal Revenue Code use to define this policy as a life insurance contract?

In order for the Policy to be deemed a "life insurance contract" according to the Internal Revenue Code of 1986 as now or later amended, one of the following tests must be met.

(1) Cash Value Accumulation Test- The Death Benefit must be greater than or equal to the Fund Value multiplied by the Cash Value Accumulation Test Death Benefit Percentage.

(2) Guideline Premium/Cash Value Corridor Test- The Death Benefit must be greater than or equal to the Fund Value multiplied by the Guideline Premium/Cash Value Corridor Test Death Benefit Percentage. In addition, premium payments less any partial surrenders including their fees may not exceed the Guideline Premium Limit. (See Premiums section 6)

Who decides which test will apply to this Policy?

You elect which of the above tests will apply in the application for the Policy. Once elected it may not be changed for the duration of the Policy.

9. Fund Value

What is the Fund Value on the Policy Date?

The Fund Value on the Policy Date is the net Premiums received by us on or before the Policy Date with interest, if applicable, less the monthly deduction due on the Policy Date.

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When are Fund Value calculations made?

After the Policy Date, Fund Value calculations are made on Business Days. If a Fund Value calculation has to be made for a day that is not a Business Day, then we will use the next Business Day.

How is the Fund Value determined on a Business Day?

The Fund Value on a Business Day is determined as follows:

(a) Determine the Fund Value in each Sub-account on that Day (see below for details).

(b)  Total the Fund Value in each Sub-account on that Day.

(c) Add the Fund Value in the Guaranteed Interest Account on that Day (see below for details).

(d)  Add any amounts in the Loan Account on that Day.

(e) Add interest credited on that Day on the amounts in (d) since the last Monthly Anniversary Day.

(f)  Add any net Premiums received on that Day.

(g)  Deduct any Transfer Charges on that Day.

(h)  Deduct any partial surrender, and its fee, made on that Day.

(i)  Deduct any monthly deduction to be made on that Day.

Regarding (a) above, how is the Fund Value for each Sub-account determined on that Business Day?

For each Sub-account we multiply the number of Units credited to that Sub-account by its Unit value on that Day. The multiplication is done BEFORE the purchase or redemption of any Units on that Day.

Regarding (c) above, what makes up the Fund Value in the Guaranteed Interest Account on that Business Day?

The Fund Value in the Guaranteed Interest Account on that Day is the accumulated value with interest of net Premiums allocated, and amounts transferred, to the Guaranteed Interest Account BEFORE that Day, decreased by allocations against the Guaranteed Interest Account BEFORE that Day for: (i) any partial surrender, and its fee; (ii) any amounts transferred from the Guaranteed Interest Account, and Transfer Charge; and (iii) any monthly deductions.

How is the Fund Value determined on a Monthly Anniversary Day for purposes of calculating the cost of insurance and the cost of any waiver of monthly deduction rider?

The Fund Value on a Monthly Anniversary Day for purposes of calculating the cost of insurance and the cost of any waiver of monthly deduction rider is determined as described in items (a) through (h) above.

10. Cash Value

What is the Cash Value of this Policy?

The Cash Value of this Policy at any time is the Fund Value, less any surrender charge and less any Debt.

11. Transfers

When can I make transfers?

Transfers may be made only after the "Right to Return Policy" period has ended.

                                                                         PAGE 10

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What transfers can I make?

There are 2 types of transfers you can make. Each type is explained (along with any rules and limitations) below:

Type 1. Transfers FROM a Sub-account. There are no restrictions on this type of transfer.

Type 2. Transfers FROM the Guaranteed Interest Account. This type of transfer can only be made ONCE per policy year. Your request for this type of transfer MUST be received at our Administrative Office WITHIN 10 DAYS BEFORE OR 30 DAYS AFTER a policy anniversary.

There is no limit on transfers INTO a Sub-account or the Guaranteed Interest Account.

When will a transfer request take effect?

Type 1 transfers will take effect on the Business Day that falls on, or next follows, the date we receive the request at our Administrative Office. Type 2 transfers will take effect on the policy anniversary or, if later (subject to above rules), on the Business Day that falls on, or next follows, the date we receive the request at our Administrative Office.

What is the charge for a transfer and how does it work?

Each request for a transfer is considered one transaction and is subject to a Transfer Charge. The current amount of that charge is shown on page 3. We may increase the charge but it will never be more than the guaranteed maximum shown on page 3.

If we change the amount of the charge we will send an endorsement to show the change.

If a Transfer Charge is applicable, how is it allocated among the accounts?

The Transfer Charge is allocated against the first of the Sub-accounts and/or the Guaranteed Interest Account from which Fund Value is being transferred.

Can I change this Policy to a policy that does not depend on the investment results of a separate account?

Yes. During the first 24 months after the Date of Issue of the Policy, the entire amount of Fund Value in the Sub-accounts may be transferred to the Guaranteed Interest Account. Election of this exchange transfer will change this Policy to a policy that is not dependent upon the investment results of a separate account. There will be no Transfer Charge for an exchange transfer. On the date an exchange transfer takes effect, the premium allocation will be changed so that all future net premiums will be allocated to only the Guaranteed Interest Account.

12. Surrender

When may I surrender the Policy and what is its value on surrender?

You may surrender the Policy at any time during the Insured's lifetime for its Cash Value, if any.

If the Policy is surrendered within 30 days of a policy anniversary, the following will apply. The portion of the Cash Value of the Policy in the Guaranteed Interest Account on the surrender date will not be less than the Cash Value in the Guaranteed Interest Account on that anniversary. The Cash Value on that anniversary will be adjusted for amounts attributable to: any partial surrender and its fee; any transfer to or from the Guaranteed Interest Account and applicable Transfer Charge, and any policy loan.

13. Partial Surrender

Can I withdraw money from the policy?

Yes, money may be withdrawn by making a partial surrender.

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

What are the rules and limitations for a partial surrender?

A partial surrender of this Policy may be made for any amount of at least $500 which, with its fee (see below), is less than the Policy's Cash Value on the date of the partial surrender. A partial surrender may not result in a Specified Amount in Force less the Minimum Specified Amount shown in Section 1. Nor may it result in a remaining cash value of less than $500.

Is there a fee for a partial surrender?

Yes, a partial surrender fee equal to $10 will apply to each partial surrender. The amount of a partial surrender, plus its fee, will be deducted from the Fund Value of the Policy on the date of the partial surrender. The fee will be retained by us.

When will Partial surrenders take effect?

Partial surrenders will take effect on the Business Day that falls on, or next follows, the date we receive your request at our Administrative Office.

How can I specify partial surrender allocations and are there minimums?

You can specify partial surrender allocations by amount or percentage. Allocations by percentage must be in whole percentages and the minimum percentage is 10% against any Sub-account or the Guaranteed Interest Account. Percentages must total 100%.

We will not accept an allocation which does not comply with the above rules or if there is not enough Fund Value in a Sub-account or the Guaranteed Interest Account to provide its share of the allocation.

What if I don't specify an allocation?

If you do not specify an allocation, we will not accept the request for partial surrender.

How will the partial surrender fee be allocated?

Each Sub-account and/or the Guaranteed Interest Account will be charged its pro-rata share of the partial surrender fee, based on the allocation percentages you specify for the partial surrender.

How will a partial surrender affect the amount of Death Benefit and Specified Amount in force?

If Death Benefit Option 1 is in effect on the day on which a partial surrender is made, we shall then reduce the Specified Amount in Force on that day by the amount of the partial surrender, excluding its fee. But the amount of partial surrender cannot result in a Specified Amount in Force less than the Minimum Specified Amount shown in Section 1.

If Death Benefit Option 2 is in effect on the day on which a partial surrender is made, the Fund Value on that day will be reduced by the amount of the partial surrender, plus its fee. The Specified Amount in Force on that day will be unaffected.

How do partial surrenders affect the surrender charge described in Surrender Charge section 14?

Partial surrenders have no effect on the amount of surrender charge that may be applicable.

14. Surrender Charge

What is the surrender charge for the Initial Specified Amount?

The surrender charge for the Initial Specified Amount is shown in Section 1A.

What effect does an increase or decrease in Specified Amount have on the surrender charge?

A new separate surrender charge will be determined for each increase in Specified Amount and will be provided in the endorsement issued to reflect that increase. The surrender charge for the Specified Amount in Force reflects any charge attributable to the Initial Specified Amount and to each increase in Specified Amount.

Decreases in Specified Amount will not have any effect on the surrender charge.

When will a surrender charge be assessed?

A full surrender will result in all of the outstanding surrender charge (if any) being assessed against the Fund Value.

15. Loans

May I obtain a loan from the Policy?

Yes, loans may be obtained at any time while this Policy has a loan value. The loan value is up to 90% of the Cash Value (less any accrued loan interest due on the next policy anniversary) on the date of the loan. A proper assignment of this Policy to us as security will be needed.

Is there any interest charged on loans and how is it payable?

Loan interest at an annual rate shown in Section 1 will be charged in arrears on new or outstanding loans. This includes a loan continued after any reinstatement of the Policy. Loan interest will accrue from day to day between policy anniversaries. Interest will be payable in arrears on each policy anniversary.

What else should I know about loans?

To secure a policy loan, we transfer an amount equal to the loan proceeds from Fund Value in the Sub-accounts and/or the Guaranteed Interest Account to our Loan Account. The Policy will be the sole security for any policy loan. But it need not be given to us for endorsement unless we ask for it.

Any reference to Debt under this Policy means total loan principal under this Policy plus any accrued loan interest.

If ever the Debt exceeds the Fund Value less any outstanding surrender charge, this Policy will end. But we must first give at least 61 days notice of INSUFFICIENT VALUE. Any Debt may be repaid in whole or part before the Insured's death.

Any written notice referred to in this "Loans" Section will be mailed to the last known address of the Owner or any assignee of record.

When will loans take effect?

Loans will take effect on the Business Day that falls on, or next follows, the date we receive the request for the loan at our Administrative Office.

How can I specify loan allocations and are there minimums?

You can specify loan allocations by amount or percentage. Allocations by percentage must be in whole percentages and the minimum percentage is 5% against any Sub-account or the Guaranteed Interest Account. Percentages must total 100%.

We will not accept an allocation which does not comply with the above rules or if there is not enough Cash Value in a Sub-account and/or the Guaranteed Interest Account to provide its share of the allocation.

What if I don't specify an allocation?

If you do not specify an allocation, we will not accept the request for the loan.

What happens if I don't pay the loan interest when it's due?

Any interest not paid when due will be added to the loan and bear interest at the Annual Loan Interest Rate shown in Section 1. It will be deducted from the Fund Value of each Sub-account and/or the Guaranteed Interest Account in the same proportion that each bears to the total Fund Value on the policy anniversary.

How will Debt repayments be allocated?

Your Debt repayment must be identified as such and will be allocated to the Sub-accounts and/or the Guaranteed Interest Account according to the most recent valid scheduled premium allocation choice that we have from you. Any payment that is not identified as a Debt repayment will be credited to the Cash Value as an unscheduled premium payment.

16. Loan Account

What is the Loan Account and how is interest credited to it?

The Loan Account is a portion of the Policy's Fund Value that was transferred from the Sub-accounts and/or the Guaranteed Interest Account to secure any outstanding loan. The Loan Account will earn interest at a rate not less than the Minimum Annual Interest Rate shown in Section 1. Any interest in excess of this rate will be credited in a manner determined by us. The Fund Value of the Loan Account in excess of the Debt will be allocated to the Sub-accounts and/or the Guaranteed Interest Account in a manner determined by us.

What if I pay the entire Debt between policy anniversaries?

If the entire Debt is repaid on a date that is not a policy anniversary, we determine the interest earned on the Loan Account from the last date it was calculated to the date that payment was received by us at our Administrative Office. This interest will be allocated on the date of repayment among the Sub-accounts and/or the Guaranteed Interest Account in accordance with the most recent scheduled premium allocation that we have from you (see Premiums section
6).

17. Optional Policy Changes

What changes can I make to the Policy?

You may request an increase or a decrease to the Specified Amount. You may also request a change in Death Benefit Option. Requests for these changes may be made by writing to us at our Administrative Office. We will issue an endorsement to the Policy to show any such change.

Are there any rules or limitations regarding a request for an increase in Specified Amount?

Yes. The rules and limitations for a requested increase in Specified Amount are:

(1) The request can not be made after the policy anniversary on which the Insured attains the maximum age we then allow for increases;

(2) Monthly deductions are not being waived under the terms of a Waiver of Monthly Deduction Benefit rider.

(3) Specified Premiums are not being waived under the terms of a Waiver of Specified Premiums Benefit rider.

How do I request an increase in Specified Amount?

You must submit a supplemental application to us and provide evidence satisfactory to us of the insurability of the Insured.

When will an increase take effect?

The increase will take effect on the Monthly Anniversary Day that falls on, or next follows, the date we approve it.

Are there any rules or limitations regarding a decrease in Specified Amount?

Yes. We will reject any requested decrease if that decrease would result in a Specified Amount that is less than the Minimum Specified Amount shown in Section 1.

When will the decrease take effect and how will it be applied?

The decrease will take effect on the Monthly Anniversary Day that falls on, or next follows, the date we approve it.

The decrease will be applied as follows:

(a) first, to reduce the amount provided by the most recent increase in Specified Amount;

(b)  next, to reduce the next most recent increases, successively;

(c)  finally, to reduce the Initial Specified Amount.

When will a change in Death Benefit Option take effect and how will the Specified Amount be affected?

Any change in Death Benefit Option will take effect on the Monthly Anniversary Day that falls on, or next follows, the date on which we approve the request to change the Option. If the change is from Option 2 to Option 1, the Specified Amount in Force will be increased by the amount of the Fund Value on the effective date of the change.

If the change is from Option 1 to Option 2, the Specified Amount in Force will be decreased by the amount of the Fund Value on the effective date of the change. But, the Specified Amount in Force after the decrease cannot be less than the Minimum Specified Amount shown in Section 1.

Are there any requirements for a change in Death Benefit Option?

We reserve the right to request evidence satisfactory to us of the insurability of the Insured for a change from Option 1 to Option 2.

18. Rights Of Owner

Who is the Owner of the Policy and what rights does the Owner have?

While the Insured is living, all rights, benefits, options and privileges under this Policy or allowed by us belong to the Owner unless otherwise provided by endorsement. These rights include the right to change the Beneficiary, to assign the Policy, to transfer policy values or make full or partial surrenders, all in accordance with our rules and procedures. The Owner is the person so named in the attached application for this Policy unless otherwise provided by endorsement.

19. Beneficiary

Who is the Beneficiary?

The Beneficiary is the person to whom the proceeds of the Policy are payable upon the death of the Insured. The Beneficiary is the person so named in the attached application for this Policy unless otherwise provided by endorsement.

If the beneficiary designation requires the Beneficiary to be living or surviving, then, unless otherwise provided, that Beneficiary must be living on the 14/th/ day after the Insured's death or, if earlier, the date we receive due proof of the Insured's death. The share of the Death Proceeds of any Beneficiary who is not living on that earlier day will be payable to the remaining Beneficiaries. Payment will be made in the manner provided for in that designation.

What if there is no Beneficiary named or then living?

Unless otherwise provided in the beneficiary designation, the Death Proceeds will be payable to the Insured's executors or administrators.

Can I change the Beneficiary?

Yes, you can change the Beneficiary, unless you have given up this right, as long as the Insured is living by writing to us at our Administrative Office. You do not need to return the Policy to make the change unless we ask for it.

When will a Change of Beneficiary take effect?

A change will take effect when we record it retroactively as of the date the request was signed. We shall not be charged with notice of a change of Beneficiary until the change is received at our Administrative Office. The change will be subject to any payment made or action taken by us before we received your request.

20. The Variable Account

What is the Variable Account and what is its purpose?

The Variable Account is an investment account established and maintained by us, separate from our general account or other separate accounts. The variable benefits under this Policy are provided through investments we make in the Variable Account. It is used for our flexible premium variable life policies and, if permitted by law, may be used for other policies.

What else should I know about the Variable Account?

We own the assets in the Variable Account. Assets equal to the reserves and other liabilities of the Variable Account will not be charged with liabilities that arise from any other business we conduct. We may from time to time transfer to our general account, assets which exceed the reserves and other liabilities of the Variable Account.

The Variable Account is registered with the Securities and Exchange Commission
(SEC) as a unit investment trust under the Investment Company Act of 1940. It is also governed by the laws of the state of Arizona.

What changes can the Company make to the Variable Account?

We may, to the extent permitted by applicable laws and regulations, make these changes:

(a) the Variable Account may be operated as a management company under the Investment Company Act of 1940; or

(b) the Variable Account may be de-registered under that Act if registration is no longer required; or

(c) the Variable Account may be combined with any of our other separate accounts.

What should I know about Sub-accounts?

We use the assets of each separate Sub-account to buy shares in a corresponding portfolio of the applicable fund. (See Section 3).

What rights does the Company have to change Sub-accounts?

We reserve the right to establish new Sub-accounts or eliminate one or more Sub-accounts if marketing needs, tax considerations or investment conditions warrant.

Any new Sub-accounts may be made available to existing policies on a basis to be determined by us. If any of these changes are made, we will notify you in writing.

Income and realized and unrealized gains or losses from assets of each Sub-account are credited to or charged against that Sub-account without regard to income, gains or losses in the other Sub-accounts, our general account or any other separate accounts. We reserve the right to credit or charge a Sub-account in a different manner if required, or appropriate, by reason of a change in the law.

When will the Company value the assets in the Sub-accounts?

We will value the assets of each Sub-account on each Business Day after the assets in its corresponding portfolio have been valued on that Day.

What changes can the Company make to the Portfolio?

If, in our judgment, a portfolio no longer suits the purposes of the Policy due to a change in its investment objectives or restrictions, we may substitute shares of another portfolio of that fund or shares of another investment fund. But, we will notify you before doing so and, to the extent required by law, we will get prior approval from the SEC and the Arizona Insurance Department. Such approval process is on file with the Arizona Insurance Department. We also will get any other required approvals.

21. Sub-Account Unit Value

What is the unit value of each Sub-account?

The Unit value of each Sub-account on its first Business Day is set at $10. To determine the Unit value of each Sub-account on any subsequent Business Day, we take the prior Business Day's Unit value and multiply it by the Net Investment Factor for the current Business Day. The Net Investment Factor for a Sub-account equals:

(a) the net asset value per share of each portfolio held in the Sub-account at the end of the current Business Day, plus the share amount of any dividend or capital gains distributed by the underlying portfolio held in the Sub-account on the current Business Day; divided by

(b) the net asset value per share of each portfolio held in the Sub-account at the end of the prior Business Day; minus

(c) the Mortality and Expense Risk Charge accrued as of that Business Day. The current Mortality and Expense Risk Charge is shown in Section 1. This charge will never be more than the guaranteed maximum shown in Section 1.

For any Policy transaction which is applied to a Sub-account, the dollar amount of transaction is divided by the Sub-account Unit value to determine the number of Units credited or subtracted from a Sub-account.

22. Guaranteed Interest Account

What is the Guaranteed Interest Account?

The Guaranteed Interest Account is an account which is part of our general account. The general account consists of all of our assets except those held by the Variable Account and other separate accounts maintained by us.

What interest rate applies to the Guaranteed Interest Account?

The Minimum Annual Interest Rate that applies in the calculation of the Fund Value in the Guaranteed Interest Account is shown in Section 1. Interest in excess of the Minimum Annual Interest Rate may be applied in the calculation of that Fund Value in a manner determined by us. We may use different rates of interest for different portions of the Fund Value in the Guaranteed Interest Account.

23. Monthly Deduction

What is the monthly deduction?

The monthly deduction on a Monthly Anniversary Day for the following policy month is the sum of (a) through (d), where:

(a)  is the cost of insurance (see Cost of Insurance section below).

(b)  is the cost of any additional benefits provided by rider.

(c)  is the Administrative Charge (as shown in Section 1).

(d)  is the Monthly Expense Charge (as shown in Section 1).

How is a monthly deduction allocated before the end of the "Right to Return Policy" period?

Any monthly deduction to be made before the end of the "Right to Return Policy" period (see page 1) will be charged against the net premiums.

How are monthly deductions allocated after the end of the "Right to Return Policy" period?

Monthly deductions made after the end of the "Right to Return
Policy" period will be allocated against the Sub-accounts and/or the Guaranteed Interest Account in the same proportion that the Policy's Fund Value held in each bears to the total Fund Value of the Policy on that Business Day.

What effect does an increase in Specified Amount have on the Monthly Expense Charge?

An additional Monthly Expense Charge will be determined for each increase in Specified Amount and will be provided in the endorsement issued to reflect that increase. The charge for the Specified Amount in Force reflects any charge attributable to the Initial Specified Amount and to each increase in Specified Amount.

24. Grace Period

What is the grace period?

The grace period is the time we allow you to pay any amount needed to keep this Policy in force.

Will I be notified if I need to pay additional amounts to keep this Policy in force?

Yes. We will send a notice of INSUFFICIENT PREMIUM if you must pay an additional amount to keep this Policy in force during:

(a)  the first three policy years; or

(b) the three policy years following an increase in Specified Amount, if that increase became effective during the first three policy years.

After the periods described in (a) and (b) above, we will send a notice of INSUFFICIENT VALUE if you must pay an additional amount to keep this Policy in force.

Is there a Minimum Monthly Premium?

Yes. The Minimum Monthly Premium is shown in Section 1. The Minimum Monthly Premium after any increase in Specified Amount will be provided in the endorsement issued to reflect that increase. The Minimum Monthly Premium is not reduced after any decrease in Specified Amount.


When are the premiums I've paid insufficient to keep the Policy in force?

(1) On each Monthly Anniversary Day during the periods described in (a) and (b) above, we total all premiums paid and subtract any partial surrenders (excluding their fees) and any Debt.

(2)  Then we calculate the sum of:

     (i) the Minimum Monthly Premium shown in Section 1 times the number of months the policy has been in force; plus
     (ii) any increase in the Minimum Monthly Premium due to an increase in Specified Amount times the number of months that increase has been in effect.

If the Cash Value of the Policy is insufficient to cover the monthly deduction and the amount from (1) above is less than the amount from (2) above, we will send a notice of INSUFFICIENT PREMIUM to the last known address of the Owner or any assignee of record at least 61 days before the Policy ends.


What amount must I pay after a notice of INSUFFICIENT PREMIUM is sent and, is there a grace period for that payment?

A. After you receive a notice of INSUFFICIENT PREMIUM, you must pay:
     (i) any balance needed on the Monthly Anniversary Day to cover the Minimum Monthly Premium for the following month plus;
     (ii) an amount equal to 1 Minimum Monthly Premium.

A grace period of 61 days from the date of the notice will be allowed for payment of the above amount. The Policy is in force during the grace period.

When is the value of the Policy insufficient to keep the Policy in force?

On each Monthly Anniversary Day after the periods described in (a) and (b) above, if the Cash Value is not enough to cover the monthly deduction (see Monthly Deduction Section 23 ) for the following month, we will send a notice of INSUFFICIENT VALUE to the last known address of the Owner or any assignee of record at least 61 days before the Policy ends.

What amount must I pay after a notice of INSUFFICIENT VALUE is sent and, is there a grace period for that payment?

B.  After you receive a notice of INSUFFICIENT VALUE, you must pay:
    (i)  any balance needed for the monthly deduction plus;
    (ii) an amount equal to 2 monthly deductions.

A grace period of 61 days from the date of the notice will be allowed for payment of the above amount. The Policy is in force during the grace period.

What happens if I don't pay the amount described?

If the payment described in A or B above, as applicable, is not received within the grace period, the Policy will end at the end of the grace period and any remaining Cash Value on that date will be refunded.

25. Reinstatement

If the Policy ends at the end of the grace period, may it be reinstated?

Yes. If the Policy ends at the end of the grace period, the Policy may be reinstated.

What is the period of reinstatement and what is required to reinstate the Policy?

Reinstatement may only be done within 5 years after the Monthly Anniversary Day at the beginning of the grace period. We shall need:
(a)  evidence satisfactory to us of the insurability of the Insured.
(b)  payment of a premium large enough to cover:
     (i) the balance needed as described in subsection A or B of Grace Period, whichever is applicable (see Section 24); and
     (ii) an amount sufficient to keep the Policy in force for at least 1 month from the reinstatement date.
(c) payment or reinstatement of any Debt due us on the Policy, plus payment of interest on any reinstated Debt from the beginning of the grace period to the end of the grace period at the rate which applies to policy loans on the date of reinstatement. This is the Annual Loan Interest Rate shown in
     Section 1.

We will reinstate any surrender charge that would have been outstanding on the date of reinstatement had the Policy remained in force.

If I fulfill the above requirements for reinstatement, when will the Policy be reinstated?

The reinstatement date will be the Monthly Anniversary Day that falls on, or immediately precedes, the date the application for reinstatement is approved by us.

26. Cost Of Insurance

How is the cost of insurance determined?

The cost of insurance is determined on a monthly basis on a Monthly Anniversary Day. It is determined separately for each of the following, in the order shown:
(a)  the Initial Specified Amount; and
(b) each increase in Specified Amount, successively, in the order in which it took effect; and
(c) either (i) or (ii) below, depending upon the Death Benefit Option in effect on the Monthly Anniversary Day:

(i) if Death Benefit Option 1 is in effect, any excess between the Death Benefit payable on that Day and the Specified Amount then in force;
(ii) if Death Benefit Option 2 is in effect, any excess between the Death Benefit payable on that Day less the Fund Value on that Day, less the Specified Amount then in force.

The cost of insurance on a Monthly Anniversary Day for each of (a), (b),(c)(i) and (c)(ii) above is calculated by multiplying its insurance rate (see Insurance Rate section below) by its Amount At Risk (defined below) divided by 1,000. The insurance rate that applies to (c)(i) and (c)(ii) is the same as the rate that applies to the most recent increase in Specified Amount. (If there has been no increase, the rate for the Initial Specified Amount applies.)

What is the " Amount At Risk"?

The "Amount At Risk" on the Monthly Anniversary Day is the difference between
(1) and (2), where: (1) is the Death Benefit that would have been payable in the event of the death of the Insured on that Day divided by the Monthly Interest Factor; and (2) is the Fund Value on that Day determined as described in the last paragraph of the Fund Value section before any monthly deduction made on that Day. The Policy's Fund Value on the Monthly Anniversary Day is applied in the order shown to (a), (b) and, if applicable, (c)(i) above, to determine the Amount At Risk for each. If Death Benefit Option 1 is in effect and the Fund Value when so applied equals or exceeds the Initial Specified Amount divided by the Monthly Interest Factor, there is no Amount At Risk for that Initial Specified Amount and no cost of insurance for it. If the Fund Value when so applied equals or exceeds the Initial Specified Amount plus any increase in Specified Amount divided by the Monthly Interest Factor, there is no Amount at Risk for that increase and no cost of insurance for it.

The Monthly Discount Factor referred to in this section is shown in Section 1.

27. Insurance Rate

What is the insurance rate for the Initial Specified Amount based on?

The insurance rate for the Initial Specified Amount is based on the Insured's gender, age on the Policy Date, "Class of Risk", the number of years since the Policy Date and the amount of Initial Specified Amount. "Class of Risk" for the Initial Specified Amount is the class of risk to which the Insured belonged on the Policy Date and is shown on Page 1.

What is the insurance rate for any optional increases in Specified Amount based on?

The insurance rate for any optional increase in Specified Amount will be based on the Insured's gender, age on the effective date of the increase, "Class of Risk" on that date, number of years since that date, and the total Specified Amount including the increase.

When are monthly insurance rates reviewed and on what basis are any changes in monthly insurance rates made?

Each year we shall review the monthly insurance rates to determine if any change should be made. Monthly insurance rates will be based on our expectations as to future: (a) mortality; (b) investment earnings; (c) expenses, and (d) persistency. But, we guarantee that the insurance rates for the Initial Specified Amount will never be more than the rates shown in the Guaranteed Monthly Insurance Rates for Initial Specified Amount table in Section 2. And, insurance rates for any optional increase in Specified Amount will never be more than the guaranteed rates provided by us at the time the increase takes effect.

What are guaranteed rates based on?

All guaranteed rates are based on the 1980 Commissioners Standard Ordinary Age Last Birthday Smoker or Nonsmoker Mortality Tables as applicable (for issue ages under 18, a composite table is used for attained ages less than 18 and the Smoker Table is used thereafter), with appropriate increase for rated risk. Any change in insurance rates will be on a uniform basis for Insureds of the same age, gender and class of risk. Changes in rates and the way in which they are determined will be filed with the insurance supervisory official of the state in which the Policy is delivered.

28. Continuation Of Insurance

If I don't continue premium payments, how long will the Policy be continued?

If premium payments are not continued, the Policy will be continued only as long as stated in (a) or (b) below, as applicable:

(a) during the first 3 policy years or during the 3 policy years following an increase in Specified Amount (if that increase became effective during the first 3 policy years), if the Cash Value of the policy is insufficient to cover the monthly deduction, as long as the sum of all premiums paid less any partial surrenders (excluding their fees) and less any Debt is equal to or greater than the sum of each Minimum Monthly Premium times the number of in force policy months during which that premium was applicable; or

(b) in all other situations, as long as the Cash Value is sufficient to cover any monthly deductions. (See Grace Period section 24)

This Continuation of Insurance provision will not continue the Policy beyond the Maturity Age if you do not elect to extend coverage beyond the original Maturity Date (See Section 5). Nor will it continue any additional benefit rider beyond its date for termination.

29. Basis Of Calculation

What should I know about the basis of calculation?

The method of determining Cash Values, surrender charge and other charges has been filed with the insurance supervisory official of the state in which this Policy is delivered. The values under this Policy are not less than the minimum values required by the law of the state in which the Policy is delivered.

Minimum Cash Values are based on the 1980 Commissioners Standard Ordinary Age Last Birthday Smoker or Nonsmoker Mortality Tables, as applicable (for issue ages under 18, a composite table is used for attained ages less than 18 and the Smoker Table is used thereafter) and interest at the Minimum Annual Interest Rate shown in Section 1.

30. Dates And Policy Periods

How are periods measured in the Policy?

Months, years and anniversaries are measured from the Policy Date unless we state otherwise. Policy months start on the same date in each calendar month as the Policy Date. That means if the Policy Date is on the 1st of the month, then each policy month will start on the 1st of the month.

What if the Policy Date is a date that doesn't occur in all months, such as the 31st?

If the Policy Date is the 29th, 30th or 31st of a month, there will be some calendar months when there is no such date. For those months the policy month will start on the last day of the calendar month.

Where dates are shown, the numbers stand for month, day and year, in that order. The Policy Date is shown on Page 1.

31. General Provisions

What makes up this Contract?

This Policy is a contract and has been issued in consideration of the application and payment of the first premium (shown in Section 1 ). The application, a copy of which is attached, and any supplemental applications are a part of the Policy. Any such supplemental application will be attached to the Policy. The Policy, any attached riders and/or endorsements, the application and any supplemental applications make up the entire contract.

The questions in this Policy, including the questions in any rider or endorsement attached hereto, are for purposes of convenience and reference only. They do not form a part of and shall not in any way limit or affect the meaning or interpretation of any of the terms and conditions of this Policy.

How does the Company use the statements I make in the application?

All statements made in the application will be considered to be representations and not warranties. No statement may be used to make this Policy invalid or to deny a claim under it, unless the statement is contained in the signed written application, a copy of which must have been attached to the Policy at issue or delivery or on the effective date of any increase in Specified Amount.

When will this Policy be incontestable?

This Policy will be incontestable, as to statements made in the signed application for it, after it has been in force during the lifetime of the Insured for 2 years from its Date of Issue, except as to any provision for benefits in case of total disability.

Any optional increase in Specified Amount or any reinstatement, will be incontestable as to statements made in the signed supplemental application for it, only after the increase or reinstatement has been in force during the lifetime of the Insured for 2 years from the date it took effect.

What if the Insured's age or gender has been misstated?

If the age, date of birth or gender of the Insured has been misstated, the amount of any Death Benefit will be the sum of (a) and (b), where:

(a) is the Fund Value on the date of death of the Insured; and

(b) is the Amount At Risk on the last Monthly Anniversary Day, multiplied by the ratio of the insurance rate on the last Monthly Anniversary Day based on the incorrect age or gender to the insurance rate that would have applied on that Day based on the correct age or gender.

A misstatement of age or gender does not affect the Fund Value.

What does the Company pay in case of the suicide of the Insured?

If the Insured commits suicide, within 2 years of the Date of Issue, the amount payable by us will be limited to the amount of the premiums paid less: (a) any Debt; and (b) any partial surrenders and their fees. But, in case of the suicide of the Insured, within 2 years of the date any optional increase in Specified Amount took effect, the amount payable by us with respect to that increase will be limited to its cost.

How does the Company handle an assignment of the Policy?

We shall not be charged with notice of assignment of any interest in this Policy until the assignment (or a copy) is received and recorded by us at our Administrative Office. We are not responsible as to the validity or effect of any assignment. We may rely solely on the statement of the assignee as to the amount of his or her interest. All assignments will be subject to any Debt on this Policy. The interest of any Beneficiary (except an irrevocable beneficiary) or other person will be subordinate to any assignment, whenever made. The assignee will receive any sum payable to the extent of his or her interest.

What may the Company require for Policy payment?

In any settlement of this Policy, by reason of death, surrender, or otherwise, we may require the return of the Policy. Any Debt on this Policy will be deducted when we determine the proceeds.

Due proof of death or total disability must be submitted to us at our Administrative Office.

What do Relationships in any designation refer to?

Relationships used in any beneficiary or other designation will refer to the Insured unless the wording indicates otherwise.

Who has the authority to change this Policy?

No change in the Policy will be valid until it is approved by one of our executive officers. This approval must be endorsed on or attached to this Policy. No agent or other person has authority to change the Policy, waive any of its provisions or accept representations or information not in the written application.

Can the Company postpone certain payments or transfers?

We will usually pay any amount payable on surrender, partial surrender or loan within 7 days after we receive written request for the payment at our Administrative Office. We will usually pay any Death Proceeds within 7 days after we receive due proof of death of the Insured.

But, any payment involving Cash Value in the Guaranteed Interest Account (except when used to pay premiums) may be postponed for up to 6 months from the date we receive the request for a surrender or receive due proof of death. And, any payment involving a determination of Cash Value in Sub-accounts (except when used to pay premiums) may be postponed in any case whenever:

(a) the New York Stock Exchange is closed (except for customary weekend and holiday closings), or trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission (SEC); or

(b) the SEC determines that a state of emergency exists, so that valuation of the assets of the Variable Account or disposal of securities is not reasonably practicable.

Transfers among Sub-accounts, and allocations to and against Sub-accounts, also may be postponed under the circumstances described in (a) or (b) above.

What reports will the Company send?

We will send a report at least annually to the Owner showing the then current status of the Policy. It will show since the last report: premiums received; expense charges (including any Transfer Charges); cost of insurance and any riders; interest earned on Fund Value in the Loan Account; interest earned on Fund Value in the Guaranteed Interest Account; and any partial surrenders (and their fees).

It will show as of the current report date: Death Benefit; Specified Amount; Cash Value; and any Debt. It will also show as of the current and prior report dates: Fund Value; Sub-account Unit values; Fund Value in the Guaranteed Interest Account; and any other information required by state law or regulation.

We will also send to the Owner any reports required by the Investment Company Act of 1940.

Will the Company provide an illustration which projects future benefits and values?

Yes. We will provide a projection of illustrative future benefits and values at any time after the first policy anniversary upon: (a) written request; and (b) payment of a service fee. The fee will be the one then in effect for this service, but in no case more than $25. The illustration will be based on (a) the current Policy status as to Specified Amount, Death Benefit Option and scheduled premiums; and (b) any other assumptions that are needed or that we agree to.

Is this Policy eligible to earn dividends?

No, this Policy is nonparticipating and does not earn any dividends.

32. Settlement Options

What is a Settlement Option?

Instead of being paid in a single sum, you may elect to receive any death or surrender proceeds from this Policy in the form of a Settlement Option. If you elect a Settlement Option in the form of income payments, the dollar amount of the payments and how long will we pay them (for example, over the lifetime of a single Payee or joint Payees), will depend on the terms of that settlement.

Can any proceeds be paid in a single sum?

Yes, if one of the Settlement Options described below is not elected, any death or surrender proceeds will be paid in a single sum.

Whom can I select as the payee under a Settlement Option?

Any natural person (not a business entity or trust) in his or her own right. The Payee must be the person to whom proceeds are payable under this Policy.

When can I elect a Settlement Option?

At any time while the Insured is living, you may elect to have the proceeds paid under one of the Settlement Options described below.

How can I elect or change a Settlement Option for Death Proceeds?

You may choose an option or change a prior election while the Insured is living by sending written request to us at our Administrative Office. However, we must record this choice or change. You do not need to return the Policy to us to make the choice or change unless we ask for it.

What is the minimum amount of proceeds I can elect to have applied toward one of these Settlement Options?

The amount of proceeds applied toward any of these Settlement Options must be at least $1,000.

Can the Payee choose a Settlement Option?

Yes, if the Payee was to receive the proceeds in a single sum, the Payee may instead choose one of the Settlement Options for proceeds not yet paid. This must be done by written request to us at our Administrative Office not more than 1 month after the proceeds become payable.

What Settlement Options are available?

-- Option 1. Interest Income - Under this option, we hold the proceeds and credit the interest earned on those proceeds to the Payee. We set the rate of interest for each year, but that rate will never be less than 2 3/4% a year. This Option will continue until the earlier of the date the Payee dies or the date you elect another Settlement Option.

-- Option 2. Income for Specified Period - Under this option, the Payee receives an income for the number of years chosen. We then calculate an income that will be based on the Minimum Monthly Income Table 2 for that period. Note that the longer the period selected (i.e. number of years) the lower the dollar amount per $1,000 of proceeds. Payments may be increased by additional interest as we may determine for each year.

-- Option 3. Single Life Income - Under this option, a number of years called the period certain is chosen. We will then pay income to a single Payee for as long as that Payee lives or for the number of years chosen (the period certain), whichever is longer. If the Payee dies after the end of the period certain, the income payments will stop.

     The period certain elected may be:

     (a) 0, 10, or 20 years; or
     (b) until the total income payments equal the proceeds applied (this is called a refund period certain).

     The amount of the income payments will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount shown in the Minimum Monthly Income Table 3. The income amounts are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest.

     If the income payments for the period certain elected are the same as income payments based on another available longer period certain, we will deem an election to have been made for the longer period certain.

-- Option 3A. Joint Life Income - We pay income during the joint lifetime of two people (the Payee and another person). That means if one person dies, we will continue to pay the same income (or a lesser income) to the survivor for as long as the survivor lives.

     The survivor may receive the same dollar amount that we were paying before the first Payee died or two-thirds of that amount depending on the election made at the time of settlement. Note that if the lesser (two-thirds) amount paid to the survivor is elected, the dollar amount payable while both persons are living will be larger than it would have been if the same amount paid to the survivor had been elected.

     The amount of income payable while both persons are living (the joint lifetime) will be figured by us on the date the proceeds become payable. This amount will be at least as much as the applicable amount shown in the Minimum Monthly Income Table 3A. The minimum income amounts are based on the 1983 Table a (discrete functions, without projections for future mortality) with 3 1/2% interest.

     If a person for whom Option 3A is chosen dies before the first income amount is payable, the survivor will receive settlement instead under Option 3 with 10 years certain.

-- Option 4. Income of Specified Amount - Under this Option, the dollar amount of the income payments is chosen. We will pay that amount for as long as the proceeds and interest last; but, the dollar amount chosen must add up to a yearly amount of at least 10% of the proceeds applied. Interest will be credited annually on the balance of the proceeds. We set the rate of interest for each year, but that rate will never be less than 2 3/4% a year.

Are any other Settlement Options available?

Yes, the proceeds may be settled under any other option we may agree to.

How often will the Payee receive income payments?

Payment will be made monthly unless quarterly, semi-annual or annual payment is requested by you (or the Payee) when the option is chosen. If payments of the chosen frequency would be less than $25 each, we may use a less frequent payment basis.

Multiply the monthly payment by the appropriate factor to obtain less frequent payment amounts

                                             Ann.    Semi-  Quar-
                                                      Ann.  terly
-----------------------------------------------------------------
OPTION 2                                    11.85    5.97    2.99
-----------------------------------------------------------------
OPTION 3 0 Years Certain                    11.68    5.90    2.97
-----------------------------------------------------------------
OPTION 3 20 Years Certain, or               11.80    5.95    2.99
         Refund Period Certain
-----------------------------------------------------------------
OPTION 3 10 Years Certain or                11.74    5.92    2.97
         OPTION 3A

Will I (or the Payee) receive an explanation of the Settlement Option?

Yes, you (or the Payee) will receive a supplementary contract when the proceeds are settled under one of these options. The contract will state the terms of the settlement.

What will be paid when the Payee dies after the effective date of the supplementary contract?

The amount payable under each Option at the Payee's death will be paid as stated below in a single sum to the Payee's executors or administrators unless otherwise provided in the settlement approved by us at the time it was chosen.

Option 1 or 4 - Any unpaid proceeds and interest to the date of death.

Options 2 or 3 - The amount which, with compound annual interest, would have provided any future income payments for: (a) the specified period (Option 2); or
(b) the specified period certain (Option 3). Interest will be at the rate or rates assumed in computing the amount of income.

What else should I know about Settlement Options?

Before we pay Option 3 or 3A, we shall need proof of age of the Payee(s) which satisfies us.


MINIMUM MONTHLY INCOME TABLES

These Tables show the minimum monthly income per $1,000 of proceeds applied under the applicable option.

Table 2 - Income for a Specified Period Option

Years      Monthly     Years      Monthly
            Amount                 Amount
-----------------------------------------
1          $84.37       11         $8.75
2           42.76       12          8.13
3           28.89       13          7.60
4           21.96       14          7.15
5           17.80       15          6.76
6           15.03       16          6.41
7           13.06       17          6.11
8           11.58       18          5.85
9           10.42       19          5.61
10           9.50       20          5.39

Table 3 - Single Life Income Option.

The life income shown is based on the Payee's age last birthday on the due date of the first income payment.

------------------------------------------------------------------------------------------------------------------------------------
10 Years Certain  20 Years Certain    10 Years Certain   20 Years Certain   10 Years Certain  20 Years Certain    0 Years Certain

  Male  Female  AGE   Male   Female   Male  Female  AGE    Male  Female     Male Female  AGE     Male Female    Male  AGE   Female
------------------------------------------------------------------------------------------------------------------------------------
$ 3.21 $ 3.14   10* $ 3.20 $  3.13   $ 3.74 $ 3.56   35  $ 3.71  $ 3.55   $ 5.42 $ 4.93  60   $  4.97 $ 4.71  $ 3.46   25  $   3.34
  3.22   3.15   11    3.21    3.14     3.78   3.59   36    3.75    3.58     5.54   5.04  61      5.04   4.77    3.59   30      3.44
  3.23   3.16   12    3.23    3.15     3.82   3.62   37    3.78    3.61     5.67   5.14  62      5.10   4.84    3.75   35      3.57
  3.24   3.17   13    3.24    3.17     3.86   3.65   38    3.82    3.64     5.80   5.25  63      5.16   4.91    3.96   40      3.73
  3.26   3.18   14    3.25    3.18     3.90   3.69   39    3.85    3.67     5.94   5.37  64      5.22   4.98    4.22   45      3.93

  3.27   3.19   15    3.27    3.19     3.94   3.72   40    3.89    3.70     6.08   5.50  65      5.28   5.05    4.56   50      4.20
  3.29   3.20   16    3.28    3.20     3.99   3.76   41    3.93    3.73     6.23   5.63  66      5.33   5.12    4.99   55      4.54
  3.30   3.22   17    3.30    3.21     4.04   3.80   42    3.98    3.77     6.38   5.77  67      5.38   5.19    5.57   60      5.00
  3.32   3.23   18    3.31    3.23     4.09   3.84   43    4.02    3.81     6.54   5.92  68      5.43   5.25    6.39   65      5.64
  3.34   3.24   19    3.33    3.24     4.14   3.88   44    4.06    3.84     6.71   6.07  69      5.48   5.32    7.53   70      6.53

  3.36   3.26   20    3.35    3.25     4.20   3.92   45    4.11    3.88     6.88   6.23  70      5.52   5.38
  3.37   3.27   21    3.37    3.27     4.25   3.97   46    4.16    3.93     7.05   6.40  71      5.55   5.43
  3.39   3.29   22    3.38    3.28     4.31   4.02   47    4.21    3.97     7.22   6.58  72      5.59   5.48     Refund Period
  3.41   3.30   23    3.40    3.30     4.38   4.07   48    4.26    4.01     7.40   6.76  73      5.62   5.53        Certain
  3.43   3.32   24    3.42    3.32     4.44   4.12   49    4.31    4.06     7.57   6.95  74      5.64   5.57    Male  AGE   Female
                                                                                                              ---------------------
  3.46   3.34   25    3.45    3.33     4.51   4.18   50    4.37    4.11     7.75   7.15  75      5.66   5.60  $ 3.44   25  $   3.33
  3.48   3.36   26    3.47    3.35     4.58   4.24   51    4.42    4.16     7.92   7.34  76      5.68   5.63    3.56   30      3.42
  3.50   3.38   27    3.49    3.37     4.66   4.30   52    4.48    4.21     8.09   7.54  77      5.70   5.66    3.70   35      3.54
  3.53   3.40   28    3.52    3.39     4.74   4.36   53    4.54    4.27     8.26   7.74  78      5.71   5.68    3.88   40      3.69
  3.56   3.42   29    3.54    3.41     4.82   4.43   54    4.60    4.32     8.42   7.94  79      5.72   5.70    4.11   45      3.87

  3.58   3.44   30    3.57    3.43     4.91   4.51   55    4.66    4.38     8.57   8.14  80 +    5.73   5.71    4.38   50      4.11
  3.61   3.46   31    3.59    3.45     5.00   4.58   56    4.72    4.44                                         4.73   55      4.40
  3.64   3.49   32    3.62    3.48     5.10   4.66   57    4.78    4.51                                         5.18   60      4.78
  3.67   3.51   33    3.65    3.50     5.20   4.75   58    4.85    4.57                                         5.76   65      5.28
  3.71   3.54   34    3.68    3.52     5.31   4.84   59    4.91    4.64                                         6.52   70      5.94

* and under
+ and over

The minimum income for any age not shown in the 0 Years Certain and Refund Period Certain columns is calculated on the same mortality and interest assumptions as the minimum income for the ages shown and will be quoted on request.

Table 3A - Joint Life Income Option

The income shown is based on the ages (at last birthday on the due date of the first income payment) of the 2 persons during whose joint lifetime payments are to be made.

-----------------------------------------------------------------------------------------------------------------
   Same Income Continued to Survivor                          Two-Thirds of Income Continued to Survivor
   --------------------------------------------------------   ---------------------------------------------------
     AGE                                                        AGE
     OF                       AGE OF MALE                       OF                     AGE OF MALE
   FEMALE                                                     FEMALE
               50         55      60         65        70                50       55       60        65      70
   --------------------------------------------------------   ---------------------------------------------------
     50      $ 3.89     $ 3.98  $ 4.04     $ 4.09    $ 4.13     50     $ 4.20   $ 4.35   $ 4.51    $ 4.69  $ 4.89
     55        4.03       4.16    4.27       4.36      4.42     55       4.36     4.54     4.73      4.95    5.18
     60        4.16       4.34    4.51       4.66      4.78     60       4.55     4.76     4.99      5.25    5.53
     65        4.27       4.51    4.76       4.99      5.20     65       4.76     5.01     5.29      5.62    5.97
     70        4.37       4.66    4.99       5.34      5.67     70       4.99     5.28     5.63      6.04    6.49

The minimum income for any other combination of ages or for 2 persons of the same gender are calculated on the same mortality and interest assumptions as the minimum income for the combination of ages shown and will be quoted on request.

This is a FLEXIBLE PREMIUM VARIABLE LIFE TO MATURITY AGE POLICY. Specified Amount may be increased or decreased Net premiums may be allocated to one or more Sub-accounts of the Variable Account or to the Guaranteed Interest Account. If the values have been sufficient to continue the Policy in force: death proceeds are payable in event of death of the Insured before the Maturity Age; cash value, if any, is payable if Insured is living at the Maturity Age. Death Benefit and Policy values reflect investment results. Flexible premiums until Maturity Age. Nonparticipating (no dividends payable).

B3-03